SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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FX Energy, Inc.
(Name of Registrant as Specified in its Charter)

n/a
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FX ENERGY, INC.
3006 Highland Drive, #206
Salt Lake City, Utah 84106 USA
Telephone: (801) 486-5555
Facsimile: (801) 486-5575

August 31, 2010

Dear FX Energy Stockholder:

Our Proxy Statement for the 2010 Annual Stockholders’ Meeting of FX Energy, Inc., and our 2009 Annual Report are enclosed.  At this meeting, we will seek your support for the election of directors and the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2010.

These are important considerations for all stockholders.  Therefore, the Board of Directors urges you to review each of these proposals carefully.  The enclosed proxy statement discusses the intended benefits as well as possible disadvantages of these proposals.

Your Board of Directors believes that the adoption of each of the proposals is in the best interests of all stockholders.

Sincerely,

FX ENERGY, INC.

/s/ David N. Pierce
David N. Pierce
President

TABLE OF CONTENTS

Page

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD OCTOBER 15, 2010

PROXY STATEMENT

Introduction	1

Corporate Governance	2

Proposal 1. Election of Directors	6

Proposal 2. Ratification of the Appointment by the Audit Committee of
PricewaterhouseCoopers LLP as our Independent
Registered Public Accounting Firm

Principal Stockholders	7

Section 16(a) Beneficial Ownership Reporting Compliance	8

Certain Relationships and Related Party Transactions	8

Report of the Compensation Committee	9

Executive Compensation	9

Audit Committee Report	21

Relationship with Independent Auditors	22

Other Matters	23

FX ENERGY, INC.
3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD OCTOBER 15, 2010

To the Stockholders of FX Energy, Inc.:

The 2010 Annual Stockholders’ Meeting of FX Energy, Inc. (the “Annual Meeting”), will be held October 15, 2010, in the Uintah Room, Little America Hotel, 500 South Main Street, Salt Lake City, Utah.  The Annual Meeting will convene at 10:00 a.m., local time, to consider and take action on the following proposals:

(1)	to elect two directors to serve until the expiration of their respective terms and until their respective successors are elected and qualified;

(2)	to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2010; and

(3)	to transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

Only owners of record of our common stock outstanding as of the close of business August 17, 2010 (the “Record Date”), will be entitled to notice of and to vote at the Annual Meeting.  Each share of common stock is entitled to one vote.

Holders of at least a majority of the shares of common stock outstanding on the Record Date must be represented at the meeting to constitute a quorum for conducting business.

The attendance at and/or vote of each stockholder at the Annual Meeting is important, and each stockholder is encouraged to attend.

FX ENERGY, INC.
By Order of the Board of Directors

/s/ Scott J. Duncan
Scott J. Duncan, Secretary
Salt Lake City, Utah
August 31, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIAL FOR THE ANNUAL MEETING TO BE HELD ON OCTOBER 15, 2010
Regardless of whether you plan to attend the meeting in person, please fill in, sign, date, and return the enclosed proxy promptly in the self-addressed, stamped envelope provided.  No postage is required if mailed in the United States.  If you prefer, you may send your proxy to us by facsimile transmission at 1-801-486-5575 or on the Internet as described below.

Our Notice, Proxy Statement, and Annual Report to Stockholders are available at
http://www.fxenergy.com.  In addition and in accordance with SEC rules, you may also access the Notice and Proxy Statement and vote via the Internet at http://www.proxyvote.com.

SPECIAL REQUEST
If your shares are held in the name of a brokerage firm, nominee, or other institution, only it can vote your shares.
Please contact promptly the person responsible for your account and give instructions for your shares to be voted.

FX ENERGY, INC.
3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106

PROXY STATEMENT

INTRODUCTION

This proxy statement is furnished in connection with the solicitation of proxies, on behalf of FX Energy, Inc., to be voted at the Annual Meeting to be held in the Uintah Room, Little America Hotel, 500 South Main Street, Salt Lake City, Utah, on October 15, 2010, at 10:00 a.m., local time, or at any adjournment thereof.  The enclosed proxy, when properly executed and returned in a timely manner, will be voted at the Annual Meeting in accordance with the directions set forth thereon.  If no instructions are indicated on the enclosed proxy, the proxy will be voted as follows at the Annual Meeting:

(1)	FOR the election of our two nominees set forth herein as our directors to serve as directors until the expiration of their respective terms and until their successors are elected and qualified;

(2)	TO ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2010; and

(3)	IN accordance with the best judgment of the persons acting as proxies on other matters presented for a vote.

The enclosed proxy, even though executed and returned to us, may be revoked at any time before it is voted, either by giving a written notice, mailed or delivered to the Secretary of the Company or sent by facsimile transmission to 1-801-486-5575, by submitting a new proxy bearing a later date, or by voting in person at the Annual Meeting.  If the proxy is returned to us without specific direction, the proxy will be voted in accordance with our recommendations as set forth above.

We will bear the entire expense of this proxy solicitation.  In addition to this solicitation, our officers, directors, and regular employees, who will not receive extra compensation for such services, may solicit proxies by mail, by telephone, or in person.  This proxy statement and form of proxy were first mailed to stockholders on or about August 31, 2010.

Only holders of our 43,262,456 shares of common stock, par value $0.001, outstanding as of the close of business on August 17, 2010 (the “Record Date”), will be entitled to vote at the Annual Meeting.  Each share of common stock is entitled to one vote.  Holders of at least a majority of the shares of common stock outstanding on the Record Date must be represented at the Annual Meeting to constitute a quorum for conducting business.

All properly executed and returned proxies, as well as shares represented in person at the meeting, will be counted for purposes of determining if a quorum is present, whether the proxies are instructed to abstain from voting or consist of broker nonvotes.  Under Nevada corporate law and our Articles of Incorporation and Bylaws, the election of directors requires the vote of a plurality of the votes cast at the Annual Meeting.  Abstentions and broker nonvotes will not be counted for the election of directors.  Routine matters are considered approved by the stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action.  Therefore, abstentions and broker nonvotes are not counted and will have the same legal effect as a vote in favor of matters other than the election of directors.

Officers and directors holding an aggregate of 2,083,311 shares of common stock, or approximately 4.8% of the outstanding shares, have indicated their intent to vote in favor of all proposals.

Our policy is that each member of the Board of Directors, or Board, is encouraged, but not required, to attend the Annual Meeting.  One director attended our annual meeting in 2009.

CORPORATE GOVERNANCE

Executive Officers, Directors

The following sets forth the name, age, term of directorship, and principal business experience of each or our executive officers and directors:

		Year
Name	Age	Director Since	Term Expires	Business Experience During Past Five Years and Other Information

Directors

David N. Pierce	64	1992	2011
Our President and a director since 1992, Chairman from 1992 through 2003.  Co-founder with his brother, Andrew W. Pierce, of our predecessor, Frontier Exploration Company.  Executive capacities with privately held oil and gas companies since 1979 and an attorney with more than 30 years of experience in natural resources, securities, and international business law.

Thomas B. Lovejoy	74	1995	2010
Chairman of the Board of Directors since October 2003, Executive Vice-President effective February 2007, Chief Financial Officer from 1999 to 2007, Vice-Chairman from 1995 through 2003, and a consultant to us from 1995 to 1999.  More than 30 years investment banking experience.

Jerzy B. Maciolek	60	1995	2012
Our Vice-President of International Exploration and a director since 1995.  Employed by us since September 1995.  Instrumental in our exploration efforts in Poland.  Geophysicist with more than 30 years experience in Poland, Kazakhstan, and western United States.  Graduate of the Mining and Metallurgy Academy in Krakow, Poland.

Arnold S. Grundvig, Jr.	61	2003	2010
One of our directors since 2003.  President and Chief Financial Officer of A-Systems Corporation, a developer of accounting software, since 1993.  Previously various executive-level positions in financial management.  Mr. Grundvig is a member of our Audit Committee and Nomination and Governance Committee and was appointed as Chairman of our Compensation Committee in early 2009.

Richard Hardman CBE	74	2003	2012
Exploration Advisor since February 2003 and director since October 27, 2003.  Over a career spanning more than 40 years, worked in oil and gas exploration as a geologist in Libya, Kuwait, Colombia, Norway, and the North Sea.  Former Chairman of the Petroleum Society of Great Britain, former President of the Geological Society of London, European member of the Advisory Council of the American Association of Petroleum Geologists, and former Chairman and current committee member of APPEX, a farmout fair organization based in London.  Commander of the British Empire in New Year Honours List of 1998 for services to the oil industry.  Mr. Hardman is a member of our Nomination and Governance Committee and Compensation Committee.

		Year
Name	Age	Director Since	Term Expires	Business Experience During Past Five Years and Other Information

Dennis B. Goldstein	64	2003	2011
Mr. Goldstein has been a director since October 2003, and was appointed Lead Director November 2003.  Attorney engaged in natural resource matters for over 30 years.  Mr. Goldstein is Chairman of our Nomination and Governance Committee and is a member of our Audit Committee and Compensation Committee.  He previously served as a member of the Board of Directors from 1999 to 2002, and was a member of our Audit Committee prior to his resignation.

H. Allen Turner	57	2007	2012
Mr. Turner was appointed to the Board of Directors in February 2007.  Mr. Turner has 25 years experience in finance, including 20 years as a senior executive at Devon Energy Corporation.  Since 2001, Mr. Turner has served as a director of Cortland Associates, a registered investment advisor, and as a private investor.  Mr.  Turner is Chairman of our Audit Committee and a member of our Nomination and Governance Committee and Compensation Committee.

Executive Officers

Andrew W. Pierce	62	--	--
Our Vice-President of Operations since 1992, director from 1992 through his resignation in 2003.  Co-founder with his brother, David N. Pierce, of our predecessor, Frontier Exploration Company.  More than 30 years of experience in oil and gas exploration, drilling, production and leasing, with primary management and line responsibility for drilling and completion activities.

Clay Newton	53	--	--
Our Vice-President of Finance, Treasurer, and Chief Accounting Officer since 2003 and a director from 2002-2003.  Executive accounting and financial management for energy and technology firms for over 25 years.

Scott J. Duncan	61	--	--	Our Vice-President Investor Relations and Secretary, director from 1993 through 2004, when he did not stand for reelection, and financial consultant to us from our inception through April 1993.

Director Independence

The Board of Directors has determined that Dennis B. Goldstein, Arnold S. Grundvig, Jr., Richard Hardman, and H. Allen Turner are “independent directors” as that term is defined in Rule 5605(a)(2) of NASDAQ.

Board of Directors’ Meetings and Committees

Board of Directors

The Board of Directors held four meetings during 2009 and four meetings to date in 2010.  The directors also discussed our business and affairs informally on numerous occasions throughout the year and took several actions through unanimous written consents in lieu of meetings.

Audit Committee

Our Audit Committee Charter was included as an appendix to the proxy statement for our 2004 annual meeting of stockholders and is available on our website, www.fxenergy.com.  The Audit Committee of the Board of Directors is currently composed of three independent directors: H. Allen Turner, its Chairman, and Arnold S. Grundvig, Jr., each of whom the Board of Directors has determined to be an audit committee financial expert, and Dennis B. Goldstein.  The Board of Directors has determined all Audit Committee members to be independent as required by Rule 10A-3(b)(1) promulgated under the Securities Exchange Act of 1934.

The Audit Committee selects our independent accountants, approves the scope of audit and related fees, and reviews financial reports, audit results, internal accounting procedures, related-party transactions, when appropriate, and programs to comply with applicable requirements relating to financial accountability.  The Audit Committee’s responsibilities also include the development of policies and procedures for compliance by us and our officers and directors with applicable laws and regulations.  The Audit Committee met eight times during 2009 and has met five times to date in 2010, including meetings in early 2010 to review the results of the audit of our 2009 financial statements by our independent accountants and other related matters, as reported below.

Compensation Committee

Our Compensation Committee Charter is available on our website, www.fxenergy.com.  The Compensation Committee is responsible for reviewing performance of senior management, recommending compensation, and developing compensation strategies and alternatives throughout the Company.  The Compensation Committee met five times during 2009 and has met four times to date during 2010, in addition to several informal telephone meetings throughout 2009.  The Compensation Committee of the Board of Directors is composed of four independent directors: Arnold S. Grundvig, Jr., its Chairman, Richard Hardman, Dennis B. Goldstein, and H. Allen Turner.

Nomination and Governance Committee

Our Nomination and Governance Committee Charter is available on our website, www.fxenergy.com.  The Nomination and Governance Committee is responsible for recommendations to the Board of Directors respecting corporate governance principles; prospective nominees for director; Board member performance and composition; function, composition, and performance of Board committees; succession planning; director and officer liability insurance coverage; and directors’ responsibilities.  The Nomination and Governance Committee met four times during 2009 and has met twice to date during 2010.  The Nomination and Governance Committee of the Board of Directors is composed of four independent directors:  Dennis B. Goldstein, its Chairman, Richard Hardman, H. Allen Turner, and Arnold S. Grundvig, Jr.

When considering candidates for directors, the Nomination and Governance Committee takes into account a number of factors, including the individual’s reputation for judgment, skill, integrity, and other relevant qualities; relevant business experience; level of professional accomplishments; independence from management under both NASDAQ and Securities and Exchange Commission definitions; existing commitments to other businesses; potential conflicts of interest with other pursuits; corporate governance background and experience; financial and accounting background for Audit Committee candidates; and the size, composition, and experience of the existing Board of Directors.

The Nomination and Governance Committee will also consider candidates for directors suggested by stockholders using the above factors.  Stockholders wishing to suggest a candidate for director should write to Scott J. Duncan, Secretary of the Company, and include a statement that the writer is a stockholder of record and is proposing a candidate for consideration by the Nomination and Governance Committee; the name of and contact information for the candidate; a statement that the candidate is willing to be considered and would serve as a director if elected; a statement of the candidate’s business and educational experience, preferably in the form of a resume or curriculum vitae; information regarding each of the factors identified above, other than facts regarding the existing Board of Directors, that would enable the Nomination and Governance Committee to evaluate the candidate; a statement detailing any relationship between the candidate and any customer, supplier, or competitor of the Company; and detailed information about any relationship or understanding between the stockholder and the proposed candidate.

Before nominating a sitting director for reelection at an annual meeting, the Nomination and Governance Committee considers the director’s performance on the Board of Directors and attendance at Board of Directors’ meetings, and whether the director’s reelection would be consistent with our governance guidelines and ability to meet all applicable corporate governance requirements.

When seeking candidates for director, the Nomination and Governance Committee may solicit suggestions from incumbent directors, active stockholders, management, or others.  After conducting an initial evaluation of the candidates, the Nomination and Governance Committee will interview candidates that the Nomination and Governance Committee believes might be suitable for a position on the Board of Directors.  The Nomination and Governance Committee may also ask the candidate to meet with management.  If the Nomination and Governance Committee believes the candidate would be a valuable addition to the Board of Directors, it will recommend to the full Board of Directors that candidate’s nomination.

Rights Redemption Committee

In connection with the adoption of a stockholder Rights Agreement, the Board of Directors formed a Rights Redemption Committee during 2007 to perform certain functions in accordance with such agreement.  The Rights Redemption Committee must consist of at least three continuing directors, a majority of whom may not be our employees, and may consist of the entire Board of Directors.  All current directors are members of the Rights Redemption Committee.  The Rights Redemption Committee did not meet during 2009.

Policy on Stockholder Communications with Directors

Our stockholders that want to communicate with the Board of Directors, any of its committees, or with any individual director can write to us at 3006 Highland Drive, Suite 206, Salt Lake City, Utah 84106.  Such letter should indicate that it is from a Company stockholder.  Depending upon the subject matter, management will:

•	forward the communication to the director, directors, or committee to whom it is addressed;

•	attempt to handle the inquiry directly if it is a request for information about us or other matter appropriately dealt with by management; or

•	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

At each Board of Directors’ meeting, a member of management will present a summary of all communications received since the last meeting that were not forwarded to the directors and make those communications available to the directors on request.

Code of Ethics

We have adopted a Code of Ethics that applies to all of our employees, including our principal executive officer, principal financial officer, and principal accounting officer.  The Code of Ethics is available on our website, www.fxenergy.com.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines to assist our directors in promoting the best interests of the stockholders in terms of corporate governance, fiduciary responsibilities, compliance with applicable law and regulations, and maintenance of accounting, financial, or other controls.  The Corporate Governance Guidelines are available on our website, www.fxenergy.com.

Stockholder Proposals

No proposals have been submitted by our stockholders for consideration at the Annual Meeting.  It is anticipated that the next annual meeting of stockholders will be held during August 2011.  Stockholders may present proposals for inclusion in the proxy statement to be mailed in connection with the 2011 annual meeting of stockholders, provided such proposals are received by us no later than February 12, 2011, and are otherwise in compliance with applicable laws and regulations and the governing provisions of our Articles of Incorporation and Bylaws.

PROPOSAL 1.	ELECTION OF DIRECTORS

Our Articles of Incorporation provide that the Board of Directors shall be divided into three classes, with each class as equal in number as practicable.  One class is to be elected each year for a three-year term.  At the Annual Meeting, two directors will be elected to serve three-year terms.

The Board of Directors has nominated Thomas B. Lovejoy and Arnold S. Grundvig, Jr. for election as our directors at the Annual Meeting, each to serve for a term of three years expiring at the 2013 annual meeting and until his successor is elected and qualified.  Our Nomination and Governance Committee and the Board of Directors unanimously approved the nominations.

Votes will be cast, pursuant to authority granted by the enclosed proxy when properly executed and returned to us, for the election of the named nominees as our directors, except as otherwise specified in the proxy.  In the event a nominee shall be unable to serve, votes will be cast, pursuant to authority granted by the enclosed proxy, for such person as may be designated by the Board of Directors.  Our officers are elected at the annual meeting of the Board of Directors to hold office until their respective successors are elected and qualified.  The information concerning the nominees and directors and their security holdings has been furnished by them to us.  Biographical information and business experience of each person nominated and for each director whose term of office will continue after the Annual Meeting are discussed above.  (See “Corporate Governance: Executive Officers, Directors.”)

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” the election of nominees Thomas B. Lovejoy and Arnold S. Grundvig, Jr. to serve in such capacities until the expiration of their term at the 2013 annual meeting of stockholders and until their successors are elected and qualified.

Vote Required

Directors are elected by the affirmative vote of the holders of a plurality of the shares of common stock voted at the Annual Meeting.  Abstentions and broker nonvotes will not be counted in the election of directors.

PROPOSAL 2.	RATIFICATION OF THE APPOINTMENT BY THE AUDIT COMMITTEE OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of PricewaterhouseCoopers LLP (PwC) has served as our independent registered public accounting firm since 1995.  The Audit Committee has appointed PwC to act in that capacity for the year ending December 31, 2010.

Although we are not required to submit this appointment to a vote of our stockholders, the Audit Committee believes it is appropriate as a matter of policy and a desirable corporate governance practice to request that the stockholders ratify the appointment of PwC as our independent registered public accounting firm.  If the stockholders do not ratify this appointment, the Audit Committee will investigate the reasons for that nonratification and determine whether to retain PwC or appoint another independent registered public accounting firm.  Even if the appointment is ratified, the Audit Committee may determine to engage a different independent registered public accounting firm at any time if it determines that such a change would be in our best interests and the best interests of our stockholders.

It is anticipated that representatives of PwC will be present at the Annual Meeting and will be provided the opportunity to make a statement, if they desire to do so, and respond to appropriate questions.

Recommendation of the Board of Directors

The Board of Directors recommends voting “FOR” the ratification of the appointment by the Audit Committee of PwC as our independent registered public accounting firm.

Vote Required

The ratification of PwC as our independent registered public accounting firm requires the affirmative vote of more shares than vote against such ratification.  Abstentions and broker nonvotes will not be counted on this matter.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of August 13, 2010, the name and shareholdings of each person that owns of record, or was known by us to own beneficially, 5% or more of the common stock currently outstanding; the name and shareholdings of each director; and the shareholdings of all executive officers and directors as a group.  Unless indicated otherwise in the footnotes, each person named below has, to the best of our knowledge, sole voting and investment power with respect to all shares of common stock shown as beneficially owned by each person:

	Amount and Nature of	Percent
Name	Beneficial Ownership	of Class(1)

Principal Stockholders:
BlackRock, Inc.(2)	2,683,103	6.2%
Directors:
David N. Pierce(3)	545,306	1.3%
Thomas B. Lovejoy(4)	852,999	2.0%
Jerzy B. Maciolek(5	431,791	1.0%
Arnold S. Grundvig, Jr.(6).	36,218	*
Dennis B. Goldstein(7)	117,740	*
Richard F. Hardman(8)	186,205	*
H. Allen Turner	20,800	*

All executive officers and directors as a group (10 persons)(9)	3,277,087	7.4%
________________

*      Less than 1%.
(1)
Calculations of total percentages of ownership outstanding for each person or group assume the exercise of derivative securities that are exercisable within 60 days of the table date by the individual or group to which the percentage relates, pursuant to Rule 13d-3(d)(1)(i).

(2)	According to a Schedule 13G dated January 29, 2010, by the BlackRock, Inc., 55 East 52nd Street, New York, NY 10005.
(3)
The calculation of beneficial ownership includes 170,000 shares subject to outstanding options that are exercisable within 60 days of the table date, 40,000 shares held by David N. Pierce as custodian for his children, excludes 2,000 shares held by Mr. Pierce’s spouse as custodian for minor children, and 73,020 shares held in Mr. Pierce’s retirement accounts.

(4)
The calculation of beneficial ownership includes 150,000 shares subject to outstanding options that are exercisable within 60 days of the table date, 176,000 shares held in trust for the benefit of Thomas B. Lovejoy’s children, 112,206 shares held in Mr. Lovejoy’s retirement accounts, 10,000 shares held by Mr. Lovejoy’s spouse’s IRA account, and 200,000 shares held by Lovejoy Associates, Inc. (of which Mr. Lovejoy is sole owner).

(5)
The calculation of beneficial ownership includes 250,000 shares subject to outstanding options that are exercisable within 60 days of the table date and 57,706 shares held in Mr. Maciolek’s retirement account.

(6)	The calculation of beneficial ownership includes 20,000 shares subject to outstanding options that are exercisable within 60 days of the table date.
(7)	The calculation of beneficial ownership includes 46,000 shares subject to outstanding options that are exercisable within 60 days of the table date.
(8)	The calculation of beneficial ownership includes 121,776 shares subject to outstanding options that are exercisable within 60 days of the table date.
(9)	The calculation of beneficial ownership includes 1,193,776 shares subject to outstanding options that are exercisable within 60 days of the table date.

Equity Compensation Plans

Number of Securities
	Number of		Remaining Available
	Securities To Be	Weighted-Average	for Future Issuance under
	Issued upon Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(excluding securities
	Warrants and Rights	Warrants and Rights	reflected in column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans
approved by security holders	2,209,976	$4.30	125,640

Since inception, we have issued options pursuant to stock option and award plans that have been adopted by the Board of Directors and approved by the stockholders.  As of December 31, 2009, we had outstanding options and unvested restricted stock awards of 2,209,976 shares under plans that have been approved by the stockholders.  We will not grant any compensatory options to officers, directors, or employees outside of stockholder-approved plans.

In addition to the specific provisions noted below, all such outstanding options and restricted stock awards provide for antidilution adjustments to the number of shares issuable and the exercise or conversion price in the event of any stock split, stock dividend, or recapitalization of our common stock; restrict transfer; require us to reserve for issuance that number of shares issuable on exercise or conversion; require notice to the holder prior to certain extraordinary corporate events; require payment of the exercise price of options and warrants in cash or in such other type of consideration as specifically noted; are fully vested and exercisable unless otherwise indicated; and contain other similar miscellaneous items.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers, and persons that own more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our equity securities.  Officers, directors, and greater than 10% stockholders are required to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of Forms 3, 4, and 5 and amendments thereto filed with the Securities and Exchange Commission during or respecting the last fiscal year ended December 31, 2009, no person that, at any time during the most recent fiscal year, was a director, officer, beneficial owner of more than 10% of any class of our equity securities, or any other person known to be subject to Section 16 of the Exchange Act failed to file, on a timely basis, reports required by Section 16(a) of the Securities Exchange Act.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

The Board of Directors has adopted a written Related-Party Transactions Policy for the review, approval, or ratification of related-party transactions and has given the Audit Committee the responsibility for overseeing the policy.  Related-party transactions consist of all current or proposed transactions, regardless of dollar value, in which we are a participant and any director, executive officer, or immediate family member of any director or executive officer has a direct or indirect material interest.  The policy requires all related-party transactions to be approved by the Audit Committee, which takes into account, among other things, whether the transaction is on terms that are no less favorable to us than terms generally available to an unaffiliated third party under similar circumstances and the materiality of the related person’s interest in the transaction.  We are not aware of any related-party transactions that would require disclosure.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee is responsible for establishing and administering our executive compensation programs.  Our Compensation Committee has reviewed and discussed the compensation discussion and analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the compensation discussion and analysis be included in our annual report on Form 10-K and this proxy statement.

The Compensation Committee:
Arnold S. Grundvig, Jr., Chairman
Dennis B. Goldstein
Richard Hardman
H. Allen Turner

The above report of our Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall this report be incorporated by reference into any filing made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our Named Executive Officers for 2009 should be read together with the compensation tables and related disclosures set forth below.  This compensation discussion and analysis has been prepared by our management and reviewed by our Compensation Committee and Board of Directors.  This discussion is intended to provide perspective and context for the compensation tables that follow.  After the review, the Compensation Committee recommended the inclusion of this compensation discussion and analysis in our annual report on Form 10-K and this proxy statement.  See “Report of the Compensation Committee” above.  This discussion contains forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs.  Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Overview

This compensation discussion and analysis covers the following topics:

●	the philosophy and objectives of our executive compensation program;

●	our process of setting executive compensation;

●	the components of our executive compensation;

●	internal pay equity and risk assessment, and

●	the tax considerations of executive compensation.

Executive Compensation Philosophy

FX Energy is a unique, independent oil and gas company.  As the only US-based company whose focus is on early-stage exploration in Poland and one of only a few of its size that operates outside the United States, we face many challenges that go beyond the typical risks associated with an established oil and gas company operating domestically.  These challenges include working with Poland’s governmental agencies as new energy policies and practices evolve, enhancing the knowledge base of the local industry, and working through a frequently changing political climate.  In addition, we face the risk of doing business in a former communist country, whose exploration and environmental laws are continuing to advance, and having a national oil company as the partner and operator of many of our significant exploration projects, which means we cannot control the timing and nature of many of our operations.

In addition, while we have been successful in our drilling operations and have established reserves and production, we continue to face significant exploration risk as we move forward.  We recognize our risk profile and consider this and our unique operating circumstances when we evaluate and set executive compensation.

Our philosophy is that compensation paid to our executives should generally be correlated to the trends and levels of our peers, and should be designed to align the employees’ interests with the our performance on both a short- and long-term basis.  Accordingly, a significant portion of total compensation is directly related to our performance.  In order to build a direct link between stockholder interests and executive compensation, we have equity and cash incentive compensation programs that may account for a majority of an executive’s compensation.  This practice parallels the compensation practices of our peer group.  In order to attract and retain the best talent, we compensate at a level that reflects the demand within our peer group for talented executives, especially in a cyclical industry environment.  In view of these circumstances, we must balance pay for performance with the compelling need to attract, retain, and incentivize senior executives.  The Compensation Committee has the discretion to reward executives for superior performance or to decrease compensation for inferior performance.

Executive Compensation Process

The Compensation Committee

The Compensation Committee’s responsibilities, which are more fully described in its charter, include each of the following:

●
developing and implementing compensation programs that enhance our ability to recruit and retain qualified directors, executives, and other personnel and developing and implementing stock option and award programs that create long-term incentive for directors, executive management, and key employees by enabling them to acquire an equity stake in us;

●
outside the presence of the Chief Executive Officer, reviewing and recommending to the Board of Directors the amount and manner of compensation of the Chief Executive Officer for final determination by the Board of Directors;

●
consulting with and considering the recommendations of the Chief Executive Officer respecting the amount and manner of compensation of the other executive officers and recommending to the Board of Directors the amount and manner of compensation for such executive officers for final determination by the Board of Directors;

●	reviewing and recommending to the Board of Directors incentive awards under our stock option and stock award plans for executive officers, directors, employees, and other eligible participants; and

●
administering our long-term incentive plans in accordance with the terms and conditions of the plans, discharging any responsibilities imposed on, and exercising all rights and powers granted to, the Compensation Committee by the plan, and overseeing the activities of the individuals and entities responsible for the day-to-day operation and administration of the plans.

Benchmarking Against Peer Companies

We use both survey data and public information as a framework in structuring the total compensation opportunities provided to our Named Executive Officers, such that the average total compensation of the peer group can serve as an input.  Actual compensation paid will be higher or lower than peer group averages depending on a number of factors, including Company and individual performance, performance of the peer group, accomplishment of our goals, our financial condition, and industry and economic conditions generally.

We annually review competitive executive compensation based on public company data compiled by Equilar, Inc., an independent compensation data compiler.  The public company data is further benchmarked, for comparative purposes, with the annual Mercer Human Resource Consulting Energy Compensation Survey, which contains data on both public and private energy companies, segregated by size and geographical location.  We do not engage an independent compensation consultant.

In analyzing and determining 2009 compensation levels, we reviewed comparative compensation data for certain US-traded public companies engaged in the oil and gas business that were similar to us in the areas of market capitalization, annual revenues, and enterprise value.  We believe that these criteria were effective in yielding an appropriate peer group of comparable companies.  The benchmarking results provided background and context for the Compensation Committee’s recommendations and decisions; the information regarding peer companies and pay practices of the peer group assisted in its analysis but did not govern the Compensation Committee’s award recommendation for any particular executive.  The industry peer group changes from time to time due to business combinations, asset sales, bankruptcies, and other types of transactions that cause peer companies to no longer exist or no longer be comparable.  The Compensation Committee approves any revisions to the peer group on an annual basis.  The following 16 companies comprised the industry peer group used during 2009 in connection with executive compensation decisions:

Abraxas Petroleum	Isramco
Aurora Oil & Gas	Panhandle Royalty
Barnwell Industries	Ram Energy Resources
Credo Petroleum	Royale Energy
Double Eagle Petroleum	Teton Energy
GASCO Energy	Toreador Resources
Gastar Exploration	Transmeridian Resources
Harken Energy	Tri Valley

As part of the total compensation review process, the Compensation Committee reviews each element and the mix of compensation that comprises the total executive compensation package.  This process includes comparing historical data for the executives in the peer group to similar data for our executives as a group, or individually in the case of the Chief Executive Officer.  With the assistance of the Chief Executive Officer, the Compensation Committee also makes an assessment of skills, experience, and achievements of the Named Executive Officers as a group and individually as the basis for its recommendations to the Board.  To support our compensation objectives, the Compensation Committee may recommend that the Board adjust elements of compensation for our executives to align them with the various elements of the peer group executives.  In addition to adjusting the allocation among elements of compensation for the executive group or Chief Executive Officer, as the case may be, individual pay may differ for any executive based on individual performance, tenure, and a subjective assessment of future potential.  We may also adjust base salary or long-term equity pay based on internal equity among the executive group.

In executive sessions outside the presence of the Chief Executive Officer, the Compensation Committee reviews and recommends to the Board compensation for the Chief Executive Officer based on his performance, using the benchmark data as a reference point.  In consultation with the Chief Executive Officer, the Compensation Committee then recommends to the Board the amount of compensation for the remaining executives.  The Compensation Committee considers each of the factors comprising performance results in recommending the amount of each executive’s compensation.  The Board then reviews and considers the Compensation Committee’s recommendation in the light of its own analysis of these compensation factors and with further input from the Chief Executive Officer.

Executive Compensation Components

Our Board-approved executive compensation program consists of five key elements: base salary, annual cash incentives, long-term cash and equity incentives, retirement compensation, and other employee benefits.  The benefit plans are designed to encourage retention and reward long-term employment.  We believe perquisites for senior executives should be extremely limited in scope and value and should also be restricted to those types of perquisites that are available to all employees.

We supplement this compensation with downside protection to minimize the turnover of executive talent and to ensure that our executives’ attention remains focused on our and our shareholders’ interests.  Such downside protection includes the use of employment and change of control agreements, which are discussed in more detail below.

The actual amount ultimately realized by individual executives from their total compensation opportunities (other than base salary), if any, is dependent upon our actual operational, financial, and/or stock price performance as well as individual performance.  Accordingly, if overall results fail to meet the goals established for the compensation opportunities, then earned compensation is likely to fall below the peer group’s mean compensation depending upon the performance of the companies within that group.

Base Salary

To remain competitive with compensation levels of executives at comparable companies, we target the base pay of our executives at about the average of the peer group of companies identified above.  We believe that targeting base pay at a competitive level helps fulfill our compensation program objective of attracting and retaining high-quality executives.  Each executive’s salary relative to this competitive framework varies based on the level of his responsibility, experience, time in position, internal pay equity considerations, and individual performance and is reviewed by the Compensation Committee on an annual basis.  Specific salary adjustments take into account these factors and the current market for management talent.

Analysis of 2009 Salaries

As a result of a review of peer group and other compensation data available, including current compensation trends and talent demand in the oil and gas industry, and consideration of our financial condition, we determined to freeze 2009 Named Executive Officer salaries at their 2008 levels.  In late 2009, we determined to continue that freeze through 2010.  We considered the impact of inflation in reviewing compensation levels and concluded that the level of inflation did not warrant salary changes.  In total, we anticipate that the executive group’s combined base salaries would approximate the average of our peer group for both 2009 and 2010.

Annual Cash Incentives

As part of each executive’s performance-based compensation, we maintain the FX Energy Cash Bonus Plan (the “Bonus Plan”).  The purpose of the Bonus Plan is to make a significant portion of each executive’s total compensation variable based on our performance and the performance of the individual officer with respect to goals that are set to enhance shareholder value over the long term.

The Bonus Plan calls for the Compensation Committee to review certain corporate performance criteria as it relates to our peers and leaves the Compensation Committee the discretion to consider the achievement of other specific corporate objectives, individual contributions, general economic conditions, and other factors when making incentive awards for each year.  The Compensation Committee uses this information to recommend to the Board annual incentive awards.  The Bonus Plan provides for a preliminary award near year-end based on an analysis of company performance to date and preliminary peer group data, followed by a final payment (which may be zero) later in the year, once all peer group prior year performance data becomes available.

We set target awards as a percentage of base salary at about the estimated average of peer group award percentages.  Our success in meeting our corporate objectives, reviewed at year-end, and each particular executive’s role in meeting those objectives are used to determine whether the actual award should be above, below, or at the anticipated peer group average.

In determining short-term cash incentive awards, the Compensation Committee reviews corporate performance relative to our peer group in the following areas: (i) three-year revenue growth per share; (ii) three-year reserve volume growth per share; (iii) three-year finding and development cost; and (iv) one-year stock price change.  Each measure comprises 25% of the incentive award.  For each measure, the peer group members, including the Company, are ranked by performance order and divided into quintiles.  The incentive award for each measure is determined by the quintile ranking of the Company within the peer group, and the percentage contributions of all four measures are added to determine the overall annual incentive award.  Award percentages for the various quintiles range ratably from 50% in the first quintile to 0% in the fifth quintile.

We believe that success in these four areas enhances shareholder value in both the short term and the long term.  Success in the areas of reserve additions and revenue growth, in particular, reflect our positive achievements in implementing our business model of translating early-stage exploration efforts into tangible assets and cash flow.  Lower than industry-average finding costs demonstrate our ability to find and drill exploration targets that contribute meaningfully to increases in reserve volumes and values.  Relative changes in share price reflect the market’s recognition of our progress in implementing our business model.

2008 Incentive Awards

During 2008, we had granted preliminary cash bonus awards under the Bonus Plan based on 2008 performance and preliminary peer group information, but did not make final awards following the receipt of final peer group performance results until late 2009 because of the ongoing economic uncertainty.  In evaluating 2008 corporate accomplishments, the Compensation Committee noted the following with respect to corporate performance components:

Reserve Volume Growth per Share

Our three-year reserve volume growth per share of 17% was in the second highest quintile of the peer group, which qualified for a 37.5% incentive award.

Revenue Growth per Share

Our three-year revenue growth per share of 43% was in the second highest quintile of the peer group, which qualified for a 37.5% incentive award.

Finding Costs

Our three-year finding costs of $2.56 per Mcfe were in the second highest quintile of the peer group, which qualified for a 37.5% incentive award.

Share Price

Our 2008 stock price change was in the second highest quintile of the peer group, which qualified for a 37.5% incentive award.

In shaping the final 2008 incentive award, the Compensation Committee recognized that we significantly exceeded all of our 2008 Bonus Plan objectives.  However, in recognition of our liquidity position and our ongoing capital requirements, the Board, using its discretion, after considering the Compensation Committee’s recommendation and input from the Chief Executive Officer, approved a final 2008 incentive plan payout as set forth below, payable only upon the occurrence of corporate EBITDAX (earnings before interest, taxes, depreciation, amortization, and exploration expenses) exceeding $2 million per month for three consecutive months.  The final 2008 incentive award calculation was as follows:

Name	Authorized Amount
David N. Pierce	$146,044
Thomas B. Lovejoy	54,038
Andrew W. Pierce	116,812
Jerzy B. Maciolek	116,812
Clay Newton	23,038

2009 Incentive Awards

For 2009, the Compensation Committee did not undertake a review of our performance under the Bonus Plan criteria relative to the peer group.  Instead, the Board approved preliminary incentive awards for 2009 equal to the preliminary bonus paid for 2008, with the intent to review fully our performance relative to the peer group and determine the final 2009 incentive awards after 2009 peer group data becomes available.

2009 Interim
Executive Officer	Minimum Award
David N. Pierce	$98,000
Thomas B. Lovejoy	48,000
Andrew W. Pierce	73,000
Jerzy Maciolek	73,000
Clay Newton	40,501

Long-Term Incentives

Equity Awards

We maintain equity compensation plans under which we make an annual grant of stock awards to eligible Named Executive Officers.  Equity incentives represent a significant element of our total compensation program.  As with other elements, the value received through various stock-based awards is included in our annual total compensation review process.  Each year, we collect and review competitive data from the peer group specifically on the use of and value received through equity incentives.  From this data, management develops and recommends annual awards.  Our philosophy is that the award opportunity should match the range of awards made by our peers.  Individual awards are then further modified, based on a subjective assessment of individual performance, contribution, and future potential.

Over the past few years, significant accounting rule changes have led us to review our previous stock option award programs and focus more closely on stock utilization, including the consideration of stock market overhang and annual run rates.  As a result, we have discontinued certain stock option awards under our equity compensation plans.  We issue restricted stock awards to the majority of eligible senior management as our primary long-term equity incentive.  Restricted stock awards provide value in the form of our stock while resulting in lower share usage and lower dilution than the use of certain other types of equity awards.  In addition, the vesting conditions (discussed below) and opportunity for long-term capital appreciation, which are characteristic of restricted stock awards, help us achieve our objectives of management retention and linking pay to our long-term shareholder value.  Restricted stock awards do not offer dividend or voting rights until they vest and the shares are subsequently released to the grantee.

Analysis of 2009 Equity Awards

Our equity component of compensation for senior executives was low compared to the average of the peer group; however, in view of the remaining number of shares available for future issuance, the Compensation Committee recommended that the award remained unchanged for 2009.

Vesting and Other Restrictions

Annual equity awards granted under our equity compensation plans typically vest 33% on each of the first three anniversaries of their grant date, contingent on continued employment with us.  In the case of supplemental awards, we may use a shorter or longer vesting period depending upon our retention objectives for the individual recipient.  We believe that these provisions serve our objectives of retention and connecting the executives’ long-term interests to ours and to those of our shareholders.

Grant Timing and Pricing

We grant annual stock awards generally at or near our regularly scheduled, fourth quarter Board meeting each year.  Notwithstanding our grant schedule, we do not grant stock awards prior to the release of material, nonpublic information that is likely to result in change in our stock price.  We may change the date upon which equity awards are granted if there is unreleased material, nonpublic information.

Executive Royalty Incentive Plan

In early 2010, we adopted the FX Energy Executive Royalty Incentive Plan (the “Royalty Plan”).  The purpose of the Royalty Plan is to maximize the economic incentive to the participants to encourage the highest potential drilling, accelerate and increase production and reserves, maximize our revenues, and generally enhance our ability to incentivize and retain valuable employees upon whom, in large measure, our continued revenue and reserve growth depends.  Accomplishing these goals, particularly through exploration on a limited budget, requires excellent exploration concepts, well-executed land acquisition strategies, creative financing, collaborative industry relationships, careful drilling, and prudent production.  The grants set forth in the Royalty Plan provide benefits only from production to provide an economic incentive for bringing wells online as quickly as practicable.  These grants provide participants having managerial, professional, or other key decision-making responsibilities with an opportunity to participate in the results of successful acquisition, exploration, and production.

The Royalty Plan contemplates replacing the annual restricted stock awards for our executives with a 3% royalty pool, proportionally reduced to our working interest, on our oil and gas revenues from future wells, allocated among our executives, including our named Executive Officers.  The Royalty Plan excludes all wells and geologic structures for which we had proved reserves at the end of 2009.  Accordingly, there is no assurance that our executives will receive any future payments under this plan.  We have not paid anything under this Royalty Plan to date.

Retirement Compensation

We do not offer a traditional pension plan.  We do have a 401(k) Stock Bonus Plan under which we make annual contributions, in the form of FX Energy stock, to the retirement account of each of our Named Executive Officers.  Each executive is encouraged to retain the contributed stock, and as of the date of this report, no executive has sold any of the shares so contributed.  We believe that offering this plan to executives is critical to achieve the objectives of attracting and retaining talent, particularly because we do not offer a defined benefit pension plan or any employee stock purchase, employee stock ownership, deferred compensation, or supplemental early retirement plans.

Other Compensation

We offer limited other perquisites and benefits to our executives, which are reflected in the relevant tables and narratives that follow.  The executives participate in basic Company-wide plans and programs, such as group medical, dental, and life insurance, in accordance with the terms of the programs and on the same terms as all other domestic administrative employees.  We do not offer disability insurance, automobile allowances, Company-provided automobiles, club memberships/dues, financial planning allowances, security services, first-class air travel, or sign-on or retention bonuses.

Internal Pay Equity

Our core compensation philosophy is to pay our Named Executive Officers competitive levels of compensation that reflect their individual responsibilities and contributions to us, while providing incentives to achieve our business objectives.  While comparisons to compensation levels of similarly situated executives at companies in our peer group are beneficial in assessing the competitiveness of our various programs, we recognize that our compensation programs must also be internally consistent and equitable.  The Compensation Committee and Board evaluated the mix of the individual elements of compensation paid to our executives, as well as the overall composition and responsibilities of the executive team.  We do not have a formal policy that addresses Chief Executive Officer compensation multiples as they relate to other Named Executive Officers; however, the Chief Executive Officer’s total compensation has historically been less than 140% of the average total compensation of the other Named Executive Officers.

FX Energy was originally founded by three individuals, David N. Pierce (currently the Chief Executive Officer), Andrew W. Pierce, and Jerzy B. Maciolek.  In recognition of their initial vision and ongoing contribution to our success, we have determined that the salaries of Andrew W. Pierce and Jerzy Maciolek be set at the same level.

Risk Assessment

The Compensation Committee believes that its approach to choosing performance metrics and evaluation of performance results assist in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives.  Several features of our programs reflect sound risk-management practices.  We believe our overall compensation program provides a reasonable balance between short- and long-term objectives, which helps mitigate the risk of excessive risk-taking in the short term.  Further, the performance criteria reviewed by the Compensation Committee in determining cash bonuses are Company-wide, and the Compensation Committee and Board use their subjective judgment and discretion in recommending and approving bonus levels for our officers.  This is based on the Compensation Committee’s and the Board’s belief that applying Company-wide metrics encourages decision making that is in the best long-term interests of the Company and our stockholders as a whole.  The multi-year vesting of our equity awards for executive compensation discourages excessive risk-taking and properly accounts for the time horizon of risk.

Tax Considerations

Impact of Internal Revenue Code Section 162(m)

Under the Omnibus Budget Reconciliation Act of 1993, provisions were added to the Internal Revenue Code under Section 162(m) that limit our federal income tax deductions for compensation expense in excess of $1 million paid to Named Executive Officers.  However, performance-based compensation can be excluded from the limit so long as it meets certain requirements.

No executive of FX Energy, including our Chief Executive Officer, has received compensation in any given year in excess of $1 million.

Section 409A of the Internal Revenue Code

To the extent one or more elements of compensation provided to executives is subject to Section 409A of the Internal Revenue Code, we intend that these elements be compliant so that the executives are not subject to increased income or penalty taxes imposed by Section 409A.  Section 409A requires that “deferred compensation” either comply with certain deferral election and payment rules or be subject to a 20% additional tax and in some circumstances penalties and interest imposed on the person who is to receive the deferred compensation.  We believe that if the adverse tax consequences of Section 409A become applicable to our compensation arrangements, such arrangements would be less efficient and less effective in incentivizing and retaining employees.  We intend to operate our compensation arrangements so that they are compliant with or exempt from Section 409A and have, therefore, amended or modified our compensation programs and awards, including our employment agreements, to the extent necessary to make them compliant or exempt.  We have also agreed to provide additional payments to our Named Executive Officers in the event that an additional tax is imposed under Section 409A.

2009 Summary Compensation Table

The following table summarizes the compensation of our Chief Executive Officer and our four highest paid executive officers other than our Chief Executive Officer (“Named Executive Officers”) for the fiscal year ended December 31, 2009.

				Stock	All Other
		Salary	Bonus	Awards	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(2)	($)
David N. Pierce	2009	$ 367,500	$300,582(3)	$115,500	$ 62,551	$846,133(3)
President, Chief Executive Officer	2008	367,500	244,044(4)	115,080	69,125	795,749(4)
	2007	350,000	227,500	256,200	67,685	901,385

Thomas B. Lovejoy	2009	262,500	139,022(3)	66,000	64,129	531,651(3)
Chairman, Executive Vice President	2008	262,500	102,038(4)	65,760	72,283	502,581(4)
	2007	250,000	112,500	146,400	70,312	579,212

Andrew W. Pierce	2009	283,500	167,293(3)	103,125	54,431	608,349(3)
Vice President Operations	2008	283,500	189,812(4)	102,750	55,194	631,256(4)
	2007	270,000	148,500	228,750	52,007	699,257

Jerzy B. Maciolek	2009	283,500	167,293(3)	103,125	62,106	616,024(3)
Vice President Exploration	2008	283,500	189,812(4)	102,750	68,545	644,607(4)
	2007	270,000	297,000	228,750	60,629	856,379

Clay Newton	2009	210,000	67,146(3)	61,875	54,027	393,048(3)
Vice President Finance	2008	210,000	63,539(4)	61,650	61,994	397,183(4)
	2007	185,000	114,469	137,250	54,212	490,931

________________

(1)
The amount includes the fair value of stock awards on the date of grant as calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation – Stock Compensation, formerly Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (“SFAS No. 123R”).  The 2007 and 2008 values were recalculated from the amounts shown in prior proxy statements to reflect the grant date fair value, as required by SEC rules effective for 2010. For a discussion of valuation assumptions, see Note 1 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2009.  The table below shows the 2009 stock grants to each of the Named Executive Officers:

Name	Restricted Shares
David N. Pierce	42,000
Thomas B. Lovejoy	24,000
Andrew W. Pierce	37,500
Jerzy B. Maciolek	37,500
Clay Newton	22,500

(2)	The amounts reported for each of the Named Executive Officers in “All Other Compensation” for 2009 are shown below (in dollars):

	Registrant Contributions
	to Defined Contribution	Medical / Dental / Life
Name	Plans	Insurance Premiums
David N. Pierce	$49,000	$13,551
Thomas B. Lovejoy	49,000	15,129
Andrew W. Pierce	49,000	5,431
Jerzy B. Maciolek	49,000	13,106
Clay Newton	42,000	12,057

(3)
The bonus consists of a preliminary award under our Bonus Plan that was reported in our annual report on Form 10-K, and a final award that was approved by the Board on July 9, 2010, and reported on Form 8-K on July 15, 2010.

(4)
Includes additional bonus awards in November 2009 under our Bonus Plan, based on the Board’s consideration of final peer group performance data for 2008, that are payable if our corporate EBITDAX exceeds $2.0 million for three consecutive months.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

We maintain the following executive compensation programs for our Named Executive Officers:

●	base salary
●	annual cash incentive compensation
●	equity-based awards
●	retirement benefits
●	other employee benefits
●	employment and change in control agreements

We include further details regarding these programs, including information on performance criteria and vesting provisions, in the “Compensation Discussion and Analysis—Executive Compensation Philosophy” section on page 9.

Outstanding Equity Awards at 2009 Year-End

The following table reflects outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2009, for each of the Named Executive Officers.  The table also reflects unvested and unearned stock awards:

	Option Awards					Stock Awards
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards:
								Plan	Market or
								Awards:	Payout
			Equity					Number	Value of
			Incentive					of	Unearned
	Number of		Plan				Market	Unearned	Shares,
	Securities		Awards:			Number of	Value of	Shares,	Units or
	Underlying	Number of	Number of			Shares or	Shares or	Units or	Other
	Unexer-	Securities	Securities			Units of	Units of	Other	Rights
	cised	Underlying	Underlying			Stock	Stock	Rights	That
	Options (#)	Unexercised	Unexercised	Option	Option	Held That	That Have	That Have	Have
	Exer-	Options (#)	Unearned	Exercise	Expiration	Have Not	Not	Not	Not
Name	cisable(1)	Unexercisable	Options(#)	Price($)	Date	Vested(#)	Vested($)(2)	Vested(#)	Vested($)

David N. Pierce	-	-	-	-	-	84,000(3)	$239,400	-	-
	85,000	-	85,000	3.98	10/27/10	-	-	-	-
	85,000	-	85,000	8.37	08/31/11	-	-	-	-
Thomas B. Lovejoy	-	-	-	-	-	48,000(4)	$136,800	-	-
	75,000	-	75,000	3.98	10/27/10	-	-	-	-
	75,000	-	75,000	8.37	08/31/11	-	-	-	-
Andrew W. Pierce	-	-	-	-	-	75,000(5)	$213,750	-	-
	75,000	-	75,000	3.98	10/27/10	-	-	-	-
	75,000	-	75,000	8.37	08/31/11	-	-	-	-
Jerzy B. Maciolek	-	-	-	-	-	75,000(6)	$213,750	-	-
	75,000	-	75,000	3.98	10/27/10	-	-	-	-
	175,000	-	175,000	8.37	08/31/11	-	-	-	-
Clay Newton	-	-	-	-	-	45,000(7)	$128,250	-	-
	39,000	-	39,000	3.20	10/01/10	-	-	-	-
	42,000	-	42,000	3.98	10/27/10	-	-	-	-
	55,000	-	55,000	8.37	08/31/11	-	-	-	-

(1)
We granted all options seven years prior to the expiration date.  The options vested ratably over a three-year period beginning with the first third vesting one year after the date of grant, the second third vesting two years after the date of grant, and the final third vesting three years after the date of grant.

(2)	Market value of shares of stock that have not vested is based on the December 31, 2009, closing market price for a share of our common stock, which was $2.85.
(3)
Mr. Pierce’s restricted shares will vest as follows: 42,000 shares on December 21, 2010; 28,000 shares on December 21, 2011; 14,000 shares on December 21, 2012.  All of the restricted shares will also vest if we terminate his employment other than for cause or if he dies or becomes disabled.  Restricted stock awards also vest fully on a change in control.

(4)
Mr. Lovejoy’s restricted shares will vest as follows: 24,000 shares on December 21, 2010; 16,000 shares on December 21, 2011; 8,000 shares on December 21, 2012.  All of the restricted shares will also vest if we terminate his employment other than for cause or if he dies or becomes disabled.  Restricted stock awards also vest fully on a change in control.

(5)
Mr. Pierce’s restricted shares will vest as follows: 37,500 shares on December 21, 2010; 25,000 shares on December 21, 2011; 12,500 shares on December 21, 2012.  All of the restricted shares will also vest if we terminate his employment other than for cause or if he dies or becomes disabled.  Restricted stock awards also vest fully on a change in control.

(6)
Mr. Maciolek’s restricted shares will vest as follows: 37,500 shares on December 21, 2010; 25,000 shares on December 21, 2011; 12,500 shares on December 21, 2012.  All of the restricted shares will also vest if we terminate his employment other than for cause or if he dies or becomes disabled.  Restricted stock awards also vest fully on a change in control.

(7)
Mr. Newton’s restricted shares will vest as follows: 22,500 shares on December 21, 2010; 15,000 shares on December 21, 2011; 7,500 shares on December 21, 2012.  All of the restricted shares will also vest if we terminate his employment other than for cause or if he dies or becomes disabled.  Restricted stock awards also vest fully on a change in control.

Option Exercises and Stock Vested During 2009

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
Name	Acquired on Exercise (#)	on Exercise ($)(1)	Acquired on Vesting (#)	on Vesting ($)(2)
David N. Pierce	85,000	$164,900	38,000	$104,500
Thomas B. Lovejoy	75,000	145,500	24,000	66,000
Andrew W. Pierce	75,000	145,500	34,166	93,957
Jerzy B. Maciolek	65,000	126,100	34,166	93,957
Clay Newton	5,000	9,700	22,500	61,875

(1)	This value is the difference between the option exercise price and the market value of the underlying shares on the date of exercise, multiplied by the number of shares.
(2)	This value is the market value of the shares on the vesting date multiplied by the number of shares.

Other Potential Post-Employment Compensation

As discussed previously, we face many risks that are not shared by the majority of our peer group companies.  In addition to these risks, our Named Executive Officers are required to spend a considerable amount of time out of the country as we pursue our business objectives.  Further, our analysis of the accumulated wealth of our Named Executive Officers shows that a significant portion of their individual net worth is tied to the performance of our common stock.

In view of the foregoing and as part of our program to retain our key employees, we have extended employment and change in control agreements to all of our Named Executive Officers.  These are separate agreements, with the employment agreement covering only the terms of employment and the change in control agreement covering only a change in company control.  The following summaries describe potential payments payable to our Named Executive Officers upon termination of employment or a change in control.  The actual payments to executives are contingent upon many factors as of the time benefits would be paid, including elections by the executive and tax rates, as well as the discretion of the Compensation Committee.

Employment Agreements

We have entered into agreements with each of our Named Executive Officers providing for the terms of employment.  Each of the agreements has an initial term of two and one-half years; provided, however, that such agreements will automatically be renewed each year for successive two and one-half year terms unless we deliver to the applicable executive written notice of nonrenewal at least 40 days before the expiration date.  All of the agreements were entered into on January 1, 2007.  Notwithstanding the foregoing, these agreements automatically terminate upon the earlier of a change in corporate control (as defined in the change in corporate control agreements described below) or such time as the applicable executive ceases to be employed by us for any reason.

Change in Control Agreements

We also have agreements with our Named Executive Officers providing for certain enhanced severance benefits in the event of the severance of the employment of such Named Executive Officer following a change in corporate control.  Each of the agreements has an initial term of one year, and the expiration date will automatically be extended for one additional year unless in the 60-day period immediately preceding any anniversary date of the agreement, either we or the applicable executive rejects such automatic extension.  These agreements were entered into on January 1, 2007.

David N. Pierce

            If we terminate Mr. Pierce’s employment other than for cause (as defined in the agreement) or Mr. Pierce resigns for cause (as defined in the agreement), Mr. Pierce will be entitled to severance pay and up to 24 months of continued health care coverage.  The severance pay is payable in a lump sum six months after his termination, and is equal to two times the greater of: (a) his then current annual salary; or (b) his salary plus bonus compensation for the year most recently ended, including amounts subsequently awarded under our Bonus Plan respecting such year after final peer group performance data are available.  In addition, all unvested options, restricted shares, and other equity-based awards will be immediately vested.  Under Mr. Pierce’s change in control agreement, Mr. Pierce will be entitled to receive similar severance payments and benefits as those described above if we terminate his employment other than for cause within two years after a change in control (as defined in the agreement) or Mr. Pierce’s employment is terminated by death or disability.

Assuming Mr. Pierce’s employment was terminated under the circumstances noted in the table below as of December 31, 2009, payments and benefits to him would have an estimated potential value as follows:

			Value of
			Accelerated
Termination Reason	Cash Severance(1)	Benefits(2)	Equity Awards	Total
Retirement / Voluntary / With Cause	$ -	$ -	$ -	$ -
Without Cause /Change in Control / Death	931,000	21,552	239,400	1,191,952(2)

(1)	Plus two times the amount of any cash bonus subsequently awarded under our Bonus Plan respecting such year after final peer group performance data are available.
(2)	Includes two years of group medical, dental, and life insurance premiums.

Named Executive Officers (Other Than David N. Pierce)

Assuming the employment of the Named Executive Officers noted in the tables below was terminated under the circumstances noted in the table on December 31, 2009, payments and benefits to each Named Executive Officer would have estimated potential values as follows:

			Value of
			Accelerated
Termination Reason	Cash Severance(1)	Benefits(2)	Equity Awards	Total(1)
Retirement / Voluntary / With Cause	$ -	$ -	$ -	$ -
Without Cause /Change in Control / Death
Thomas B. Lovejoy	621,000	23,928	136,800	781,728
Andrew W. Pierce	713,000	8,592	213,750	935,342
Jerzy B. Maciolek	713,000	20,736	213,750	947,486
Clay Newton	501,002	19,392	128,250	648,644

(1)	Plus two times the amount of any cash bonus subsequently awarded under our Bonus Plan respecting such year after final peer group performance data are available.
(2)	Includes two years of group medical, dental, and life insurance premiums.

2009 Director Compensation

The following table sets forth certain information regarding the compensation earned by or awarded to each non-employee director who served on our Board of Directors in 2009.  Directors who are our employees are not compensated for their services:

					Change in
	Fees				Pension Value
	Earned			Non-Equity	and
	or			Incentive	Nonqualified	All Other
	Paid in	Stock	Option	Plan	Deferred	Compen-
	Cash	Awards	Awards	Compensation	Compensation	sation
Name	($)(1)	($)(2)	($)	($)	Earnings	($)(3)	Total ($)
Dennis B. Goldstein(4)	$51,000	$ 33,000	-	-	-	$ -	$84,000
H. Allen Turner(5) (6)	53,250	16,500	-	-	-	-	69,750
Richard Hardman(7)	28,000	74,250	-	-	-	57,000	159,250
Arnold S. Grundvig, Jr.(5)	51,000	16,500	-	-	-	-	67,500

(1)	Non-employee directors receive the following annual cash compensation:
·	an annual retainer of $20,000;
·	an additional annual retainer of $20,000 for the Lead Director;
·	an additional annual retainer of $20,000 for the Capital Markets Director;
·	a fee of $2,000 for each Board meeting attended;
·	a fee of $750 for each Audit Committee meeting attended;
·	an annual retainer of $5,000 for the chairman of the Audit Committee;
·	an annual retainer of $20,000 for the chairman of the Compensation Committee; and
·
each director is entitled to reimbursement for reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of the Board of Directors or its committees and related activities.

(2)	Non-employee directors receive the following annual stock awards:
·	an annual grant of 6,000 shares of restricted stock;
·	an additional annual grant of 6,000 shares of restricted stock for the Lead Director; and
·	an annual grant of 27,000 shares of restricted stock for the Technical Advisor.
The amount includes the fair value of stock awards on the date of grant as calculated in accordance with FASB ASC Topic 718.  For a discussion of valuation assumptions, see Note 1 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2009.
(3)	Annual consulting fees of $57,000 for the Technical Advisor to the Board of Directors.
(4)	Lead Director and Chairman of the Nomination and Governance Committee.
(5)
Mr. Grundvig served as Chairman of the Audit Committee until June 4, 2007, at which time Mr. Turner was appointed to serve as Chairman of the Audit Committee.  Mr. Grundvig was appointed Chairman of the Compensation Committee in 2009.

(6)	Capital Markets Advisor to the Board of Directors.
(7)	Technical Advisor to the Board of Directors.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the financial reporting process for us on behalf of the Board of Directors.  In fulfilling its oversight responsibilities, the Audit Committee reviewed the annual financial statements included in the Annual Report and filed with the Securities and Exchange Commission.  The Audit Committee also reviewed the unaudited financial statements filed with our quarterly reports on Form 10-Q.

The Audit Committee discussed with management and the independent registered public accountants the acceptability and the quality of the accounting principles used in the financial statements.  These discussions included the clarity of the disclosures made therein, the underlying estimates and assumptions used in the financial reporting, the reasonableness of the significant judgments and management decisions made in developing the financial statements, and the independent registered public accountants’ evaluation of our internal controls.

The Audit Committee met privately with the independent registered public accounting firm and discussed issues deemed significant by the accounting firm, including those required by Public Company Accounting Oversight Board AU 380, Communication with Audit Committees.  In addition, the Audit Committee discussed with the independent registered public accounting firm its independence from the Company and its management, including the matters in the written disclosures required by Public Company Accounting Oversight Board Rule 3526; received the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence; and considered whether the provision of nonaudit services was compatible with maintaining the accounting firm’s independence.

The Audit Committee has also discussed issues related to the overall scope and objectives of the audits conducted, the internal controls used by us, and the selection of our independent registered public accountants with our management and our independent registered public accountants.

The Audit Committee discussed with management our disclosure controls and procedures and the certifications by our Principal Executive Officer and Principal Financial Officer, which are required by the Securities and Exchange Commission under the Sarbanes-Oxley Act of 2002 for certain of our filings with the Securities and Exchange Commission.  During 2009, we did not engage PricewaterhouseCoopers LLP to perform any management or financial information systems design consulting services.

Pursuant to the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the Securities and Exchange Commission.

The foregoing report has been furnished by:	H. Allen Turner, Chairman
Arnold S. Grundvig, Jr.
Dennis B. Goldstein

RELATIONSHIP WITH INDEPENDENT AUDITORS

Independent Registered Public Accountants

Audit Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of our annual financial statements for the fiscal year ended December 31, 2009, for the reviews of the financial statements included in our quarterly reports on Form 10-Q for that fiscal year, and for assistance with the Securities and Exchange Commission’s review of our prior year financial statements were $261,500.  The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of our annual financial statements for the fiscal year ended December 31, 2008, for the reviews of the financial statements included in our quarterly reports on Form 10-Q for that fiscal year, and for reviews of registration statements and for assistance with the Securities and Exchange Commission’s review of our prior year financial statements were $312,000.

Audit Related Fees

PricewaterhouseCoopers LLP did not bill us for any professional services that were reasonably related to the performance of the audit or review of financial statements for either the fiscal years ended December 31, 2009 and 2008, that are not included under Audit Fees above.

Tax Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for domestic and international tax compliance, tax advice, and tax planning for the fiscal years ended December 31, 2009 and 2008, were $51,200 and $0 respectively.

All Other Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for other services for the fiscal years ended December 31, 2009 and 2008, were $1,500 and $1,500 respectively.

The engagements of PricewaterhouseCoopers LLP to perform all of the above-described services were approved by the Audit Committee before we entered into the engagements, and the policy of the Audit Committee is to require that all services performed by the independent registered public accountants be preapproved by the Audit Committee before the services are performed.

OTHER MATTERS

Management does not know of any business other than that referred to herein that may be considered at the Annual Meeting.  If any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment.

In order to assure the presence of the necessary quorum and to vote on the matters to come before the Annual Meeting, please indicate your choices on the enclosed proxy and date, sign, and return it promptly in the envelope provided.  The signing of a proxy by no means prevents your attending the meeting.

FX ENERGY, INC.
By Order of the Board of Directors

/s/ Scott J. Duncan
Scott J. Duncan, Secretary
Salt Lake City, Utah
August 31, 2010

Proxy
FX ENERGY, INC.

Annual Meeting of the Stockholders of	(This Proxy Is Solicited on Behalf
FX Energy, Inc. on October 15, 2010	of the Company)

The undersigned hereby appoints David N. Pierce and Scott J. Duncan proxies, and each of them, with full power of substitution, to vote all shares of common stock of FX ENERGY, INC. (the “Company”), that the undersigned is entitled to vote at the 2010 Annual Meeting of Stockholders of the Company (“Annual Meeting”) to be held in the Uintah Room, Little America Hotel, 500 South Main Street, Salt Lake City, Utah, on October 15, 2010, at 10:00 a.m., local time, or any adjournment(s) thereof, such proxies being directed to vote as specified below.  If no instructions are specified, such proxy will be voted “FOR” each proposal.

To vote in accordance with the Board of Directors’ recommendations, sign below.  The “FOR” boxes may, but need not, be checked.  To vote against any of the recommendations, check the appropriate box marked “AGAINST” below.  To withhold authority for the proxies to vote for any of the recommendations, check the appropriate box(es) marked “WITHHOLD AUTHORITY” below.

The Board of Directors recommends votes “FOR” the following proposals, each of which has been proposed by the Board of Directors:

1.
To elect Thomas B. Lovejoy and Arnold S. Grundvig, Jr., to serve as directors for a term expiring at the 2013 Annual Meeting of the Stockholders of the Company, and until a successor is elected and qualified.  To withhold your vote for any individual nominee, strike a line through such nominee’s name.

Thomas B. Lovejoy	Arnold S. Grundvig, Jr.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2010 fiscal year.

FOR	☐	AGAINST	☐	WITHHOLD AUTHORITY	☐

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment (s) thereof.

FOR	☐	AGAINST	☐	WITHHOLD AUTHORITY	☐

Please print your name and sign exactly as your name appears in the records of the Company.  When shares are held by joint tenants, both should sign.

Dated:

Signature	Signature (if held jointly)

Print Name	Print Name

PLEASE MARK, SIGN, DATE, AND
RETURN THIS PROXY TO:	FX ENERGY, INC.
3006 HIGHLAND DRIVE, SUITE 206
SALT LAKE CITY, UTAH 84106
FACSIMILE: (801) 486-5575